EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-72229, Registration Statement No. 333-104320, Registration Statement No. 333-34638, Registration Statement No. 333-49948, and Registration No. 333-83112 of Kilroy Realty Corporation on Forms S-3, and Registration Statement No. 333-43227 of Kilroy Realty Corporation on Form S-8 of our report dated March 1, 2005 (which report expresses an unqualified opinion) appearing in this Annual Report on Form 10-K of Kilroy Realty Corporation for the year ended December 31, 2004.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

March 1, 2005